MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Sino Fortune Holding Company

We hereby consent to the use of our report dated August 30, 2016 with respect to the financial statements of Sino Fortune Holding Company for the periods from November 1, 2015 through December 31, 2015 and November 1, 2014 through December 31, 2014, and for the years ended October 31, 2015 and October 31, 2014 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the periods then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

September 19, 2016

/S/ Michael Gillespie & Associates, PLLC